As filed with the Securities and Exchange Commission on February 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATOTECH LIMITED

(Exact name of registrant as specified in its charter)

Bailiwick of Jersey	Not applicable
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

William Street, West Bromwich

West Midlands, B70 0BG

United Kingdom

(Address of principal executive offices) (Zip code)

Atotech Limited 2021 Incentive Award Plan

Atotech UK Topco Limited Option Plan

(Full title of the plan)

Alpha US Bidco, Inc.

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

(Name and address of agent for service)

+1 803 817 3500

(Telephone number, including area code, of agent for service)

With copy to:

Patrick H. Shannon

Jason M. Licht

Latham & Watkins LLP

555 Eleventh Street N.W., Suite 1000

Washington, D.C. 20004

Tel: (202) 637-2200

Fax: (202) 637-2201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, $0.10 par value per share (the “Common Shares”), of Atotech Limited	2,136,622(2)	$0.29(3)	$619,620.38(3)	$67.60
Common Shares	21,802,385(4)	$18.69(5)	$407,486,575.65(5)	$44,456.79
Total			$408,106,196.03	$44,524.39

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the anti-dilution provisions of the Atotech UK Topco Limited Option Plan (the “LTIP”) and the Atotech Limited 2021 Incentive Award Plan (the “2021 Plan”), including by reason of any share dividend, share split, recapitalization or any other similar transaction.

(2)

Represents Common Shares subject to outstanding awards under the LTIP as of February 2, 2021. To the extent share options outstanding under the LTIP are forfeited, lapse unexercised or are settled in cash, the Common Shares subject to the share options will be available for future issuance under the 2021 Plan.

(3)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the weighted average exercise price of the outstanding awards.

(4)	Represents Common Shares available for future issuance under the 2021 Plan.
(5)

With respect to Common Shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the $19.18 (high) and $18.20 (low) sale price of the Common Shares as reported on The New York Stock Exchange on February 9, 2021, which date is within five business days prior to filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by Atotech Limited (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference as of their respective dates and deemed to be a part hereof:

1.

the Company’s prospectus filed with the Commission on February  5, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Company’s Registration Statement on Form F-1, as amended (File No. 333-235928), last filed with the Commission on January 25, 2021;

2.	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since February 5, 2021;

3.

the description of the Common Shares contained in the Registration Statement on Form 8-A, filed with the Commission on February 4, 2021, and any amendment or report filed for the purpose of updating such description; and

4.

all other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s amended and restated articles of association filed as an exhibit to this registration statement provides for indemnification of the officers and directors to the fullest extent permitted by applicable law.

In addition, the Company has entered or will enter (to the fullest extent permitted by applicable law) into agreements to indemnify its directors and executive officers containing provisions that are, in some respects, broader than the specific indemnification provisions contained in the amended and restated articles of association. The indemnification agreements may require the Company to, among other things, indemnify such persons against expenses, including attorneys’ fees, judgments, liabilities, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Company or in its right, that may arise by reason of their status or service as a director or executive officer of the Company and to advance expenses incurred by them in connection with any such proceedings.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Exhibit Index

3.1	Memorandum of Association and Amended & Restated Articles of Association of Atotech Limited

5.1	Opinion of Ogier (Jersey) LLP

10.1	Form of Agreement for the Atotech UK Topco Limited Option Plan (incorporated by reference to Exhibit 10.19 of the Company’s Registration Statement on Form F-1 (File No. 333-235928), filed with the Commission on January 15, 2020)

10.2	Atotech Limited 2021 Incentive Award Plan

23.1	Consent of Ogier (Jersey) LLP (included in Exhibit 5.1)

23.2	Consent of KPMG AG

24.1	Power of Attorney (included in the signature page to this Registration Statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bangkok, Thailand, on February 12, 2021.

Atotech Limited

By:	/s/ Geoff Wild
Name: Geoff Wild
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Geoff Wild and Peter Frauenknecht, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 12, 2021 in the capacities indicated.

Signature	Title

/s/ Geoff Wild Geoff Wild	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Peter Frauenknecht Peter Frauenknecht	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Brian A. Bernasek Brian A. Bernasek	Director

/s/ Gregor P. Boehm Gregor P. Boehm	Director

/s/ Herman H. Chang Herman H. Chang	Director

/s/ Friedel Drees Friedel Drees	Director

/s/ Louise Makin Louise Makin	Director

/s/ Shaun Mercer Shaun Mercer	Director

/s/ Gregory M. Nikodem Gregory M. Nikodem	Director

/s/ Charles W. Shaver Charles W. Shaver	Director

/s/ Martin W. Sumner Martin W. Sumner	Director

/s/ Ronald Bruehlman Ronald Bruehlman	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Atotech Limited, has signed this registration statement in the city of Bangkok, Thailand, on February 12, 2021.

Alpha US Bidco, Inc.

By:	/s/ Geoff Wild
Name:	Geoff Wild
Title:	President